CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 15, 2000, relating to the financial statements and financial highlights which appears in the October 31, 2000 Annual Report to Shareholders of Credit Suisse Warburg Pincus Small Company Value II Fund, Inc.(formerly the Warburg, Pincus Small Company Value Fund, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Proxy/Prospectus.


PricewaterhouseCoopers LLP
Philadelphia, PA
April 6, 2001